ROYALTY AGREEMENT


     THIS ROYALTY AGREEMENT (the "Agreement") is entered into effective as of October 1, 1997 by and between PROHEALTH, INC., a Utah corporation (the "Company") and ________________, an individual residing at
 _________________________  (the "Shareholder").

                                 RECITALS


     A. The Company, Shareholder, BioSource, Inc. and certain other parties have entered into a Merger Agreement dated effective as of October 1, 1997 (the "Merger Agreement") pursuant to which BioSource, Inc. would be merged with and into the Company;

     B. Following the merger, the Shareholder will become an employee of the Company. In connection with such employment, the Company and the Shareholder desire to enter into a Royalty Agreement pursuant to which Shareholder is to receive a royalty payment on the adjusted gross sales of electrodermal screening equipment and enhancements by the Company.

     C. The parties now desire to set forth the terms and conditions of such royalty.

                                 AGREEMENT

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.   Royalty.  Subject to the terms and conditions of this Agreement,
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including the termination of the royalty pursuant to Section 3, the Company shall pay Shareholder (i) a royalty of one percent (1%) of the Adjusted Gross Sales (as defined below) of the Company for the period commencing on October 1, 1997 and ending on September 30, 2000, and (ii) a royalty of one-half percent (0.5%) of the Adjusted Gross Sales (as defined below) of the Company for the period commencing on October 1, 2000 and ending on September 30, 2007. For purposes of this Agreement, "Adjusted Gross Sales" shall mean the total gross sales price for all electrodermal equipment, enhancements and accessories sold by the Company during the relevant period less the sum of any bad debt write-off and product returns during such period.

     2.   Payment of Royalty.  The royalty shall be calculated and paid on a
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quarterly basis commencing with the three month period ending December 31,
1997. Within 60 days of the end of each calendar quarter (90 days with respect to the final quarter of the Company's fiscal year), the Company shall
(i) calculate the Adjusted Gross Sales for such calendar quarter and the amount of the royalty, and (ii) deliver to the Shareholder a certificate setting forth the calculation of the Adjusted Gross Sales and the royalty and a check in the amount of the royalty payment. Shareholder shall notify the Company within 30 days of receiving such information and royalty if he objects or disagrees with the calculation of Adjusted Gross Sales or the royalty. The Company and the Shareholder shall work reasonably and in good faith to resolve any such objections or disagreements. If the Company and the Shareholder are not able to resolve such objections within twenty (20) days after delivery of

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Shareholder's objections to the Company, then the issues in dispute shall be submitted to the Company's independent certified public accountants (the "Accountants") and the determination by the Accountants, as set forth in a notice delivered to the Shareholder and the Company by the Accountants, will be binding and conclusive on the parties. The costs and expenses of the Accountants shall be borne solely by the Company if the determination reached by the Accountants results in a change in the amount of the royalty of more than 5% from the amount of the royalty finally determined by the Company prior to submission of the disputed issues to the Accountants. The costs and expenses of the Accountants shall be borne solely by Shareholder if the determination reached by the Accountants results in a change in the amount of the royalty of 5% or less from the amount of the royalty finally determined by the Company prior to submission of the disputed issues to the Accountants.

     3.   Termination.  The Shareholder hereby acknowledges that the Company
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has granted this royalty conditioned upon the continued employment of James H.
Clark with the Company. The obligation of the Company to pay any royalty to the Shareholder shall terminate on the earlier of (i) September 30, 2007, or
(ii) the date that James H. Clark's employment with the Company is terminated; provided, however, that if James H. Clark's employment is terminated as a result of death or disability or by the Company for any reason other than "Cause", the termination date of the royalty shall be September 30, 2007. Notwithstanding the termination of this Agreement and the royalty payable hereunder, the Company shall be obligated to pay the royalty with respect to Adjusted Gross Sales through and including the date of termination. In the event the termination date occurs other than at the end of a calendar month, Shareholder shall receive a pro rata portion of the royalty for such month based on the number of days that have elapsed in such month prior to termination. As used in this Section 3, the term "Cause" shall mean and include (i) a material breach of the terms of employment, (ii) the commission of an act of fraud or intentional misrepresentation, (iii) misappropriation or conversion of assets or opportunities of the Company, (iv) the conviction for any felony or other serious crime, (v) chronic alcoholism or drug addiction,
(vi) persistent failure to materially comply with written instructions from the Company's Board of Directors or executive officers, (vii) a determination by the Board of Directors that performance has been materially deficient, or
(viii) gross moral turpitude relevant to his office or employment with the Company or affiliate of the Company .

     4.   Offset.  The Company shall have the right to offset amounts
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payable to the Shareholder hereunder by any liability of the Shareholder to the Company or Magellan Technologies, Inc. under the indemnification provisions of the Merger Agreement to the extent that such amounts have not been satisfied pursuant to that certain Escrow Agreement between the Shareholder and Magellan dated as of October 1, 1997 referred to in the Merger Agreement.

     5.   Assignment.  The rights of the Shareholder under this royalty may
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not be assigned without the written consent of the Company.  Any attempt at such a transfer, assignment, sale, pledge or encumbrance by Employee shall be void ab initio.

     6.   Attorney's Fees.  If a legal action or other proceeding is brought
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by the Company or by the Shareholder for enforcement of this Agreement, the party that prevails in enforcing this Agreement shall be entitled to recover

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reasonable attorney's fees, costs and expenses incurred, in addition to any other relief to which they may be entitled.

     7.   Entire Agreement.  This Agreement constitutes the entire
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understanding between the parties hereto with respect to the subject matter hereof and supersedes all negotiations, representations, prior discussions and preliminary agreements between the parties hereto relating to the subject matter hereof.

     8.   Cooperation.  Each party hereto agrees to execute and deliver such
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additional documents and instruments and to perform such additional acts as any party may reasonably request or as may be reasonably necessary or appropriate to effectuate, consummate or perform any of the terms, provisions or conditions of this Agreement.

     9.    Governing Law.  This Agreement shall be interpreted, construed
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and enforced according to, and governed by, the laws of the State of Utah, without giving effect to any conflict of laws provisions. Each party hereby expressly submits themselves to the exclusive, personal jurisdiction of the federal and state courts situated in Salt Lake County, State of Utah, with respect to any and all claims, demands and/or causes of action asserted or filed by any party in any way relating to, or arising out of, this Agreement or the subject matter hereof.

     10.  Notices.  Except when actual receipt is expressly required by the
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terms hereof, notice is considered given either (i) when delivered in person or by facsimile or similar transmission to the recipient named as below, or
(ii) after deposit in the United States mail in a sealed envelope or container, either registered or certified mail, return receipt requested, postage prepaid, addressed by name and address to the party or person intended as follows:

     To the Company:     ProHealth, Inc.
                         13526 South 110 West
                         Draper, Utah 84020

     To Shareholder:

Either party may require, by notice given at any time or from time to time, subsequent notices to be given to another individual person, whether a party or an officer or representative, or to a different address, or both; provided, however, that a P.O. Box shall not be considered to be an address for purposes of this Agreement. Notices given before actual receipt of notice of change shall not be invalidated by the change. Such recipient named must be an individual person.

     11.  Waiver.  Any waiver by any party hereto of any breach of any kind
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or character whatsoever by any other party, whether such waiver be direct or implied, shall not be construed as a continuing waiver of, or consent to, any subsequent breach of this Agreement on the part of the other party or parties.

     12.  Severability.  The provisions of this Agreement are severable and
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should any provision hereof be void, voidable or unenforceable under any

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applicable law, such void, voidable or unenforceable provision shall not affect or invalidate any other provision of this Agreement, which shall continue to govern the relative rights and duties of the parties as though the void, voidable or unenforceable provision were not a part hereof. In addition, it is the intention and agreement of the parties that all of the terms and conditions hereof be enforced to the fullest extent permitted by law.

     13.  Modification.  This Agreement may not be modified except by a
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written instrument signed by all the parties hereto.

     14.  Counterparts.  This Agreement may be executed in any number of
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counterparts each of which shall be deemed an original and as executed shall constitute one agreement, binding on both the parties even though both parties do not sign the same counterpart.

     15.  Headings.  The headings of sections and subsections used in this
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Agreement are for convenience only and are not part of its operative language.
They shall not be used to affect the construction of any provisions hereof.

     16.  Interpretation.  This Agreement shall be construed as though both
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the Company and the Shareholder had drafted it.












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     IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first set forth above.

               "COMPANY"

                    PROHEALTH, INC.



                    By: ______________________________
                       Its:


                    SHAREHOLDER:



                    __________________________________















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